Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES DRILLING PLANS AND INCREASED

WORKING INTEREST IN SECOND SAN ANDRES WELL

Houston, TX – February 19, 2020 – Houston American Energy Corp. (NYSE American: HUSA) today announced drilling plans for the company’s second San Andres well in Yoakum County, the Frost #2-H well. The operator has set a drilling date for March, 2020, pending rig availability. The well’s planned total depth is approximately 5,500 feet with a 5,000-foot horizontal leg. The prospect contains 650 gross acres. Houston American also announced that it has increased its working interest in the planned well from 12.5% to 18.6%.

The initial Yoakum County well, Frost #1-H, is commercially productive.

Jim Schoonover, CEO of Houston American Energy, stated, “We are anxious to begin drilling operations on the Frost #2-H well and pleased to have increased our participation in the well. With the experience gained in drilling our first Yoakum County well, we expect to see improving results from our Yoakum County drilling operations.

Our recent infusion of capital has allowed us to retire all outstanding debt and, we believe, positions us to focus, free of capital constraints, on drilling and development of our existing Yoakum County and other Permian Basin holdings and Colombian acreage as well as seeking additional opportunities.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding timing of commencement of drilling operations, ultimate well depth and length of the horizontal leg, ultimate success of drilling operations and ability to fund drilling and development operations and acquisition of additional opportunities. The timing of operations and ultimate success of drilling operations is subject to numerous risk factors, including our ability to finance our share of costs, the ability of our operators to finance and execute on planned drilling operations, the ultimate recoveries from prospects, and the availability and cost of rigs and services necessary to conduct drilling operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.